Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) is made and entered into as of August 23, 2021, by and between AMERICA FIRST MULTIFAMILY INVESTORS, L.P., a Delaware limited partnership (hereinafter “Borrower”), and BANKERS TRUST COMPANY (hereinafter “Bank”) and amends and restates the Existing Credit Agreement (as hereinafter defined).

RECITALS:

A.	Borrower desires to obtain credit from Bank upon the terms and conditions set forth in this Agreement.
B.	Bank is willing, subject to and upon the terms and conditions hereinafter set forth, to extend credit to Borrower.

NOW, THEREFORE, in consideration of the mutual covenants and agreements, terms, and conditions hereinafter set forth, the parties hereby agree as follows:

Article 1
DEFINITIONS AND ACCOUNTING TERMS

1.1Defined Terms.  As used in this Agreement, the following terms have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

(a)Advance means an advance of funds by Bank to Borrower pursuant to the provisions of the Revolving Loan, as more fully described in Article 2.

(b)Additional Costs has the meaning specified in Section 2.7.

(c)Affiliate of a Person means any Person that (i) directly or beneficially through one or more intermediaries controls or is controlled by or is under common control with the other Person, (ii) directly or beneficially owns or holds 5% or more of any Capital Interests in the other Person, excluding Bank, (iii) 5% of more of its Capital Interests are owned directly or beneficially held by the other Person, (iv) is a member of the family (as defined in Section 267(c)(4) of the Code) of such Person or which is the trust or estate, the beneficial owners of which are the members of the family (as defined in Section 267)(c)(4) of the Code), or (v) directly or indirectly is a general partner (but specifically excluding limited partners), controlling shareholder, managing member, officer, director or employee of such Person.  As used herein, the term “control” means possession, directly or beneficially, of the power to direct the management or policies of a Person, whether through ownership of Capital Interests or otherwise.

(d)Agreement means this Amended and Restated Credit Agreement.

(e)Anti-Terrorism Laws means any and all laws and regulations related to engaging in, financing, or facilitating terrorism or money laundering, including the PATRIOT Act, The Currency and Foreign Transactions Reporting Act (also known as the "Bank Secrecy Act", 31 U.S.C. §§5311-5330 and 12 U.S.C. §§1818(s), 1820(b) and 1951-1959), Trading

With the Enemy Act (50 U.S.C. §1 et seq.), Executive Order 13224 (effective September 24, 2001) and any enabling legislation, executive order or regulations issued pursuant or relating thereto and each of the laws, regulations, and executive orders administered by OFAC (31 C.F.R., Subtitle B, Chapter V), and any other applicable federal or state laws relating to "know your customer" or anti-money laundering rules and regulations.

(f)Applicable Base Rate means the greater of (i) the Prime Rate and (ii) three and one quarter percent (3.25%) per annum, and which Applicable Base Rate shall change from time to time based on changes in the Prime Rate.

(g)Attorney Costs means the reasonable out-of-pocket fees and disbursements of legal counsel for Bank, including, but not limited to, fees and disbursements at any pre-trial, trial and appellate levels incurred or paid by Bank.

(h)Authorized Officer means (i) the chief executive officer, chief financial officer, president, secretary, treasurer, any vice president or any assistant vice president of a Person (if such Person is a corporation), (ii) any general partner of a Person (if such Person is a partnership or limited partnership) or a natural person duly authorized by the general partner to act on behalf of the partnership and general partner thereof, or (iii) any member or manager of a Person (if such Person is a limited liability company); in each case of (i) – (iii), whose signature and incumbency shall have been certified to Bank.

(i)Bankruptcy Code means Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable state legal requirements relating to bankruptcy, insolvency or creditors’ rights.

(j)Bank has the meaning specified in the introductory paragraph to this Agreement.

(k)Bank Product Agreements means those certain agreements entered into from time to time between Borrower and Bank in connection with any Bank Products.

(l)Bank Products means any product, service, or facility extended to Borrower by Bank from time to time, including: (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) ACH transactions, (vi) accounts or account services or (vii) cash management, including controlled disbursement.

(m)Borrower has the meaning specified in the introductory paragraph to this Agreement.

(n)Business Day means any day (other than Saturday, Sunday or a legal holiday) on which banks in Des Moines, Iowa are open for commercial business.

(o)Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

(p)Capital Interests means, with respect to any Person, all shares, interests, warrants, options, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued or acquired after the date hereof, including common shares, preferred shares, membership interests or units in a limited liability company, limited or general partnership interests in a partnership, interests in a trust, interests in other unincorporated organizations or any other equivalent of such ownership interest.

(q)Change of Control means General Partner ceases to be the general partner of Borrower, or the occurrence in any change in control of Borrower or General Partner.

(r)Code means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and rulings issued thereunder.

(s)Collateral means all property of Borrower or any other Person in which Bank has or is intended to have a security interest to secure the payment and performance of the Obligations, including without limitation, the property described in the Collateral Documents and including without limitation each Financed Asset acquired using an Advance (other than any real estate acquired using an Advance, which real estate shall be subject to a Negative Pledge).

(t)Collateral Documents means all documents, instruments, and agreements now or hereafter delivered to Bank by Borrower or any other Person to secure the payment and performance of the Obligations, including without limitation, the Security Agreement, the Control Agreement, and any other agreements for such purposes referred to in Article 3 and all other security agreements, mortgages, or deeds of trust executed by Borrower or any other Person in favor of Bank for such purposes, which either now exist or are entered into after the date hereof.

(u)Compliance Certificate means a certificate duly executed by an Authorized Officer of Borrower, in substantially the form of Exhibit 1.1(u), as such form may be amended, supplemented, restated, or otherwise modified from time to time by Bank in Bank’s sole discretion.

(v)Control Agreement means a control agreement among Bank, Borrower, and Securities Intermediary, satisfactory in form and substance to Bank, pursuant to which Bank obtains “control” over the Pledged Account and the assets deposited therein or credited thereto for the purpose of perfecting Bank’s Lien on the Pledged Account and the assets deposited therein or credited pursuant to Articles 8 and 9 of the UCC.

(w)Controlled Group means all members of a controlled group of corporations, all members of a controlled group of trades or businesses (whether or not incorporated) under common control and all members of an affiliated service group which, together with Borrower or any Subsidiary of Borrower, are treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

(x)Current Liabilities  means (i) all Debt of Borrower which is due on demand or within one year from the date of determination thereof, and (ii) all amounts due or payable to an Affiliate of Borrower regardless of when the same shall be due and payable.

(y)Debt means with respect to a Person, all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities as shown on the liabilities side of a balance sheet at the date as of which indebtedness is to be determined with respect to such Person and includes without limitation: (i) indebtedness or liability for borrowed money; (ii) obligations evidenced by bonds, debentures, notes, or other similar instruments; (iii) obligations for the payment of deferred purchase price of property or services (including trade obligations); (iv) obligations as lessee under Capital Leases; (v) current liabilities in respect of unfunded vested benefits under plans covered by ERISA; (vi) obligations under letters of credit; (vii) obligations under acceptance facilities; and (viii) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or entity, or otherwise to insure a creditor against loss.

(z)Default Rate means, on and as of any date of determination, a rate of interest per annum three percent (3%) higher than the rate which would otherwise be applicable to the Revolving Loan.

(aa)Distribution shall mean (i) dividends or other distributions on the Capital Interests of Borrower, (ii) redemption, repurchase, or acquisition of Capital Interests of Borrower, or (iii) loans made, directly or indirectly, with respect to any Capital Interests of Borrower.

(bb)Environmental Claims means all claims, however asserted, by any governmental authority or other person alleging potential liability or responsibility for violation of any Environmental Law.

(cc)Environmental Laws means any and all present or future federal, state, local, foreign, and other applicable statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements, or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions, and discharges to waste or public systems.

(dd)ERISA means the Employment Retirement Income Security Act of 1974, as amended from time to time.

(ee)Event of Default has the meaning specified in Section 7.1.

(ff)Financed Asset means a particular asset acquired by Borrower with an Advance made by Bank to Borrower.

(gg)Fiscal Quarter means any quarter of a Fiscal Year.

(hh)Fiscal Year means any period of twelve (12) consecutive calendar months ending on, in the case of Borrower, December 31.

(ii)GAAP means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant portion of the accounting profession, which are applicable to the circumstances as of any date of determination.

(jj)General Partner means America First Capital Associates Limited Partnership Two, the general partner of Borrower.

(kk)Guarantor means each Person, if any, that at any time now or hereafter executes a Guaranty with respect to the Obligations.

(ll)Guaranty means any Guaranty now or hereafter executed by a Guarantor with respect to the Obligations.

(mm)Lien means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or other security agreement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing).

(nn)Loan means the Revolving Loan.

(oo)Loan Documents means this Agreement, the Note, the Collateral Documents, any Negative Pledge, the Bank Product Agreements, and all other agreements, documents, and instruments now or hereafter contemplated by this Agreement or made with reference to this Agreement.

(pp)Market Value of Assets means, with reference to any Fiscal Quarter end, the fair market value of the real estate (Net Fixed Assets including VIE property net value) of Borrower and its Subsidiaries as reported in Borrower’s Form 10-Q and Form 10-K filings or, to the extent such fair market value is not reported in Borrower’s Form 10-Q and Form 10-K filings, the cost basis of such real estate, and the current market valuation of the bond portfolio (taxable and tax exempt Mortgage Revenue Bonds, Governmental Issuer Loans, and Mortgage Backed Securities) of Borrower and its Subsidiaries as reported in Borrower’s Form 10-Q and Form 10-K filings.  “Market Value of Assets” shall also include Taxable Bonds, Property Loans, net – First mortgage loans, and Property Loans, net – Subordinate loans, provided that the total value of the “Property Loans, net – Subordinate Loans” included in the calculation of the “Market Value of Assets” shall not in the aggregate exceed the lesser of: i) $25,000,000; or, ii) 5% of the total Market Value of Assets less “Property Loans, net – Subordinate Loans.”  In addition, “Market Value of Assets” shall also include 65% of the fair market value as reported in Borrower’s Form 10-Q and Form 10‑K form filings of any “Vantage Assets”, provided that the total value of any “Vantage Assets” included in the calculation of the “Market Value of Assets” shall not in the aggregate exceed the lesser of: i) $90,000,000; or ii) 10% of the total Market Value of Assets less 65% of the total value of all Vantage Assets, and further provided that no portion of the value of a particular Vantage Asset shall be included in “Market Value of Assets” if any loan associated with the development of such Vantage Asset is in default.

(qq)Material Adverse Effect means (i) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties, or prospects of Borrower or any Guarantor, (ii) a material impairment of the ability of Borrower or any Guarantor to perform any of the Obligations under the Loan Documents or (iii) a material adverse effect upon any portion of the Collateral under the Collateral Documents or upon the legality, validity, binding effect, or enforceability of the Loan Documents against Borrower or any Guarantor.

(rr)Multiemployer Pension Plan means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which Borrower or any other member of the Controlled Group may have any liability.

(ss)Negative Pledge means an agreement in recordable form and otherwise in form and substance acceptable to Bank pursuant to which Borrower (or a Subsidiary or Affiliate of Borrower, if applicable) agrees not to grant any mortgage Lien or other consensual Lien to any Person on real estate acquired with an Advance from Bank.

(tt)Note means the Revolving Note.

(uu)Obligations means (i) any and all sums from time to time due from Borrower or any other Person to Bank arising under or in connection with the Loan Documents, or any other instruments evidencing the indebtedness of Borrower to Bank and the full and complete performance of all agreements and documents executed or delivered pursuant to any indebtedness due from Borrower to Bank, all as the same may be amended, modified, or extended from time to time, (ii) all advances made by Bank to discharge taxes or levies on, or made for repairs to, maintenance of, or insurance on, the Collateral, (iii) all money or other credit heretofore and hereafter advanced by Bank to or for the account of Borrower, (iv) all other present or future direct or contingent liabilities of Borrower to Bank of any nature whatsoever and (v) all costs and expenses incurred in the collection of the foregoing, including Attorney Costs.

(vv)Operating Account means account #00000016174 maintained at Bank.

(ww)OFAC means the Office of Foreign Assets Control.

(xx)Organizational Documents means with respect to any Person, as applicable, such Person’s certificate of incorporation, articles of incorporation, bylaws, certificate of formation, articles of organization, certificate of organization, limited liability company agreement, limited partnership agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or any similar documents or agreements (and all amendments, modifications or supplements to any of the foregoing) governing such Person’s formation, existence, organization, or management or concerning disposition of Capital Interests of such Person or voting rights among such Person’s owners.

(yy)PATRIOT Act means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)), as the same may be amended from time to time, and corresponding provisions of future laws related thereto.

(zz)PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

(aaa)Pension Plan means a “pension plan”, as such term is defined in Section 3(2) of ERISA, which is subject to Title IV of ERISA or the minimum funding standards of ERISA (other than a Multiemployer Pension Plan), and as to which Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

(bbb)Permitted Debt has the meaning specified in Section 6.2.

(ccc)Permitted Liens has the meaning specified in Section 6.1.

(ddd)Person means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, or government or any agency or political subdivision thereof.

(eee)Pledged Account means account # 220426000 established and maintained by Securities Intermediary in the name of Borrower (as the same may be re-numbered, re-designated, or otherwise modified).

(fff)Preferred Units means the preferred equity interests in Borrower, including the Series A Preferred Units, Series A-1 Preferred Units, and subsequent preferred interests issued by Borrower pursuant to the terms of Borrower’s Organizational Documents.

(ggg)Prime Rate means the highest per annum prime rate of interest published in the Money Rates section of The Wall Street Journal, which when used to compute the Applicable Base Rate, shall change as of the date of any change in said Prime Rate, with the understanding that the Prime Rate is one of Bank's base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof after its announcement in such internal publication or publications as Bank may designate.

(hhh)Prohibited Persons has the meaning specified in Section 4.16.

(iii)Reportable Event means a reportable event as defined in Section 4043 of ERISA and the regulations issued thereunder as to which the PBGC has not waived the notification requirement  of Section 4043(a), or the failure of a Pension Plan to meet the minimum funding standards of Section 412 of the Code (without regard to whether the Pension Plan is a plan described in Section 4021(a)(2) of ERISA) or under Section 302 of ERISA.

(jjj)Request for Advance means the written request submitted by Borrower to Bank in connection with each requested Advance in the form of Exhibit 1.1(jjj), attached hereto, as such form may be amended, supplemented, restated, or otherwise modified from time to time by Bank in Bank’s sole discretion.

(kkk)Revolving Loan has the meaning specified in Section 2.1.

(lll)Revolving Loan Commitment Amount: $50,000,000.00.

(mmm)Revolving Loan Maturity Date: June 30, 2023.

(nnn)Revolving Note means the promissory note to be executed by Borrower and delivered to Bank pursuant to Section 2.1.

(ooo)Securities Intermediary means U.S. Bank National Association, or any successor thereto, in its capacity as the securities intermediary maintaining the Pledged Account.

(ppp)Security Agreement means a security agreement, in form and substance satisfactory to Bank, pursuant to which Borrower grants to Bank a first priority Lien on the Pledged Account and all assets deposited therein and credited thereto.

(qqq)Senior Debt means at any time the sum of all of the following for Borrower and its Subsidiaries on a consolidated basis (without duplication): (i) obligations for borrowed money (including but not limited to senior bank debt and senior notes), (ii) obligations representing the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of business that are payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by liens or payable out of the proceeds or production from property now or hereafter owned or acquired, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations with respect to letters of credit, whether drawn or undrawn, contingent or otherwise, (vi) net mark to market exposure under swaps and other financial contracts, (vii) off-balance sheet liabilities, including synthetic leases, (viii) capitalized lease obligations, (ix) indebtedness attributable to permitted securitization transactions, (x) any other obligation for borrowed money or other financial accommodation which in accordance with generally accepted accounting principles would be shown as a liability on a consolidated balance sheet, and (xi) all guarantees or other contingent obligations with respect to any indebtedness of others of the kind referred to above of Borrower and any Subsidiaries, measured on a consolidated basis.

(rrr)Series A Preferred Units means the Series A Preferred Units issued by Borrower pursuant to the terms of Borrower’s Organizational Documents.

(sss)Series A-1 Preferred Units means the Series A-1 Preferred Units issued by Borrower pursuant to the terms of Borrower’s Organizational Documents.

(ttt)Solvent means that: (i) Borrower is able to pay its debts and obligations as they become due; (ii) Borrower does not intend to or believe it will incur obligations beyond its ability to pay as they mature; (iii) Borrower has reasonably sufficient capital to engage in its current business and in the business in which it intends to engage; and (iv) the fair value of Borrower’s assets is greater than the total amount of Borrower’s liabilities, including contingent liabilities of Borrower.

(uuu)Subsidiary means, with respect to any Person, a corporation, partnership, limited liability company, or other entity of which such Person owns, directly or indirectly, such number of outstanding Capital Interests as have more than fifty percent (50%) of the ordinary voting power for the election of directors or other managers of such corporation, partnership, limited liability company, or other entity.  Unless the context otherwise requires, each reference to Subsidiaries herein shall be a reference to Subsidiaries of Borrower as reported in its Form 10-Q and Form 10-K.

(vvv)Taxes means income tax expense, current taxes, or deferred taxes paid or accrued for the applicable measurement period.

(www)TEBS Transaction means a tax exempt bond syndication transaction.

(xxx)Termination Event means, with respect to a Pension Plan that is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of Borrower or any other member of the Controlled Group from such Pension Plan during a plan year in which Borrower or any other member of the Controlled Group was a “substantial employer” as defined in

Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Pension Plan, the filing of a notice of intent to terminate the Pension Plan or the treatment of an amendment of such Pension Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Pension Plan or (e) any event or condition that might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Pension Plan.

(yyy)TOB Financing means a tender option bond financing transaction.

(zzz)Total Plan Liability means, at any time, the present value of all vested and unvested accrued benefits under all Pension Plans, determined as of the then most recent valuation date for each Pension Plan, using PBGC actuarial assumptions for single employer plan terminations.

(aaaa)UCC means the Uniform Commercial Code as in effect from time to time in the State of Iowa.

(bbbb)Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

(cccc)Vantage Asset means an equity investment by Borrower in an individual multi-family housing project developed or under development by Clermont, LLC or an Affiliate of Clermont, LLC and which is consistent with the “Vantage” design concept heretofore developed by Clermont, LLC.

1.2Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.5, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.   Notwithstanding any other provision contained in this Agreement or any of the other Loan Documents, all terms of an accounting or financial nature used in this Agreement or any of the other Loan Documents shall be construed, and all computations of amounts and ratios provided for in this Agreement or any of the other Loan Documents shall be made, without giving effect to (a) any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt, indebtedness, or other liabilities of Borrower or any Affiliate of Borrower at “fair value,” as defined therein, and (b) any change in accounting for leases pursuant to GAAP resulting from the implementation of Financial Accounting Standards Board ASU No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use ) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2017.

1.3Acknowledgment of Existing Obligations; Effect of Restatement.  Borrower is obligated to Bank under that certain Credit Agreement dated May 14, 2015, as amended by a First Amendment to Credit Agreement dated January 7, 2016, a Second Amendment to Credit Agreement dated February 10, 2016, a Third Amendment to Credit Agreement dated November 14, 2016, a Fourth Amendment to Credit Agreement dated May 22, 2017, a Fifth Amendment to Credit Agreement dated July 19, 2018, a Sixth Amendment to Credit Agreement dated July 26, 2019, and a Seventh Amendment to Credit Agreement dated July 28, 2020 (the “Existing Credit Agreement”) and the documents executed in conjunction therewith (the “Other Existing Documents”) for the loans and other financial accommodations thereunder (collectively, the “Existing Obligations”).  Borrower acknowledges that the Existing Obligations are owing to Bank without setoff, recoupment, defense, deduction, counterclaim, credit, allowance, or adjustment, whether in law or equity, of any nature or kind.  The parties acknowledge and agree that this Agreement amends, modifies, and restates the Existing Obligations owed to Bank under the Existing Credit Agreement; provided that the execution and delivery of this Agreement does not constitute (i) a novation or (ii) a waiver or release of any rights, claims, or remedies of Bank under the Existing Credit Agreement, or any indebtedness or other obligations owing to Bank thereunder based on any facts or events occurring or existing prior to the date hereof and unknown to Bank prior to the date hereof.  From and after the date hereof, all Existing Obligations shall constitute Obligations of Borrower to Bank hereunder.  Subject to the terms of this Agreement, all Other Existing Documents shall remain in full force and effect and Borrower hereby acknowledges, ratifies, and reaffirms its obligations and agreements under the Other Existing Documents and acknowledges and agrees that such obligations and agreements shall be for the benefit of Bank hereunder, whether or not any such Other Existing Document is separately amended or restated.

Article 2
LOANS

2.1Revolving Loan.  Subject to the terms and conditions of this Agreement, Bank may, in its discretion, make revolving loan Advances to Borrower in an aggregate principal amount not to exceed the Revolving Loan Commitment Amount (the “Revolving Loan”).  On the terms and subject to the conditions hereof, Borrower may from time to time prior to the Revolving Loan Maturity Date, borrow, prepay, and reborrow principal funds under the Revolving Loan.  The Revolving Loan and Borrower’s indebtedness to Bank for amounts borrowed thereunder shall be evidenced by the Revolving Note and shall be subject to the additional terms set forth in this Section 2.1.  All Advances shall be made in the sole and absolute discretion of Bank upon approval by Bank of the information provided with respect to a particular Financed Asset to be acquired by Borrower with an Advance, and Bank shall not be obligated to make any Advance.  Borrower acknowledges and agrees that each individual Advance is intended to be short term financing for acquisition of a Financed Asset in a transaction approved by Bank, and Borrower intends to repay each Advance either through a TOB Financing, a TEBS Transaction, or otherwise through securing alternate long term debt or equity financing.

(a)Interest on Revolving Loan.  Interest shall accrue on the outstanding and unpaid principal balance of the Revolving Loan at a variable rate equal to the Applicable Base Rate plus (or minus) the Margin (as hereinafter defined and as it is adjusted from time to time).  The interest rate for the Revolving Loan shall be adjusted as of the date of any change in the Prime Rate (if and to the extent it changes the Applicable Base Rate) to reflect the Prime Rate then in effect on such date.  Interest on the Revolving Loan shall be computed on the basis of actual days elapsed over the period of a 360-day year.  As used herein, the applicable “Margin” shall be determined in accordance with the following chart:

Senior Debt/Market Value of Assets	Margin
> 0.70	0.35%
≥ 0.65 but ≤0.70	(0.15%)
< 0.65	(0.65%)

Any change in the applicable Margin resulting from a change in the ratio of Borrower’s Senior Debt to Market Value of Assets shall be effective as of July 1 (for any change reflected in Borrower’s financial reporting for the period ending March 31), as of October 1 (for any change reflected in Borrower’s financial reporting for the period ending June 30), as of January 1 (for any change reflected in Borrower’s financial reporting for the period ending September 30), and as of April 1 (for any change reflected in Borrower’s financial reporting for the period ending December 31).  Notwithstanding the foregoing, upon or after the occurrence and during the continuation of any Event of Default, the outstanding principal balance of the Revolving Loan shall bear interest at a variable rate per annum equal to the Default Rate until the principal balance of the Revolving Loan, all accrued interest thereon, and all costs and expenses of Bank in connection therewith, are paid in full.

(b)Payments of Principal and Interest on Revolving Loan.  The principal amount and accrued interest of the Revolving Loan shall be due and payable on the dates and in the manner hereinafter set forth:

(i)Interest on the principal amount outstanding hereunder shall be payable on the first day of each month, beginning September 1, 2021 and on the first day of each succeeding month thereafter to and including June 1, 2023.

(ii)The principal amount of each individual Advance shall be repaid in full on the 270th day following the date on which such Advance was made (with each such date referred to as an “Advance Repayment Date”), provided that Borrower may extend any Advance Repayment Date for up to three additional 90 day periods, but in no event later than the Revolving Loan Maturity Date, by providing Bank with a written request for such extension together with a principal payment of 5% of the original principal amount of the Advance for the first such extension, 10% of the original principal amount of the Advance for the second such extension, and 20% of the original principal amount of the Advance for the third such extension.

(iii)Notwithstanding the Revolving Loan Maturity Date or any Advance Repayment Date, in the event any Financed Asset is included as collateral for a TOB Financing or TEBS Transaction or any other debt financing transaction undertaken by Borrower, the proceeds of the transaction shall be used to repay the Advance associated with such Financed Asset.

(iv)On the Revolving Loan Maturity Date, a principal payment equal to the entire outstanding principal balance of the Revolving Loan, together with any and all accrued interest thereon, and any other amounts due hereunder shall be immediately due and payable.

(c)Use of Proceeds.  Borrower hereby acknowledges and agrees that the amount of any requested Advance under the Revolving Loan shall be used exclusively for acquisition of a Financed Asset, with the terms of such transaction approved by Bank in its discretion.  A Financed Asset may only include real estate either with existing or to-be-constructed multi-family property improvements, taxable or tax-exempt mortgage revenue bonds, taxable or tax-exempt loans (whether made directly to a borrower or indirectly through a governmental entity), which finance the acquisition, rehabilitation, or construction of affordable housing or which are otherwise secured by real estate or mortgage backed securities.

(d)Requests for Advances.  Prior to receiving any Advance, Borrower shall provide Bank with notice of Borrower’s proposed acquisition of a particular Financed Asset together with such other information regarding the Financed Asset to be acquired with the Advance as Bank may require, including but not limited to a proposed closing statement and Borrower’s valuation of the Financed Asset being acquired.  Bank shall not make any

Advance until all of the following conditions precedent have been satisfied to Bank’s satisfaction: (i) Bank shall have reviewed and shall have reasonably confirmed the cost of the acquisition submitted by Borrower; and (ii) Bank shall have received a Request for Advance in the form of Exhibit 1.1(jjj), which shall include Borrower’s valuation of the Financed Asset being acquired, executed by Borrower.

(e)Limitation on Borrowings.  With respect to any Financed Asset to be acquired by Borrower with an Advance, the amount of the corresponding Advance shall not exceed the lesser of: i) 100% of the cost of the Financed Asset; ii) 80% of the fair market value of the Financed Asset; or iii) $30,000,000 (or $20,000,000 if the Financed Asset being acquired is real estate).  All of the foregoing advance limitations shall be reasonably confirmed by Bank upon receipt and review of all reports required under Section 2.1(d) of this Agreement.

(f)Disbursements.  Upon fulfillment of all applicable conditions set forth in Article 3 of this Agreement and this Section 2.1, Bank will disburse the amount of the requested Advance under the Revolving Loan by crediting the same to the Operating Account.  Bank is hereby authorized to record the date and amount of each Advance made by Bank under the Revolving Loan, including each payment of principal thereof made by Borrower, in the books and accounts of Bank consistent with its customary practices and such recordation shall be conclusive evidence of the accuracy of the information so recorded absent manifest error.

(g)Collateral; Negative Pledge.  The Obligations shall be secured by a first priority security interest in the Pledged Account, and all investment property, securities, financial assets, cash, cash equivalents, and other assets now or hereafter deposited in or credited to the Pledged Account, and on each Financed Asset acquired by Borrower with the use of an Advance (with the exception of any real estate acquired with an Advance, which shall be subject to a Negative Pledge for the benefit of Bank as described below), with each such Financed Asset being deposited or credited to, and thereafter continuously maintained in, the Pledged Account.  Borrower shall execute and deliver the Security Agreement and the Control Agreement (and shall cause Securities Intermediary to execute and deliver the Control Agreement) for the purpose of granting a perfected first priority security interest in the Pledged Account and all Financed Assets and other property now or hereafter deposited or credited to the Pledged Account.  In addition, as a condition precedent to Bank making any Advance for the acquisition of a Financed Asset other than real estate, Borrower shall execute and deliver, and cause other Persons to execute and deliver, such other Collateral Documents as Bank, in its discretion, may require to obtain a perfected first priority security interest in the Financed Asset being acquired, including any security agreement, pledge agreement, control agreement, financing statement, or other agreement, document, instrument, or certificate.  In the case of any Financed Asset constituting real estate, Borrower agrees that it will not grant, nor permit to be granted, any mortgage Lien or other consensual Lien on such real estate and, as a condition precedent to making any Advance for acquisition of real estate, Borrower shall execute and deliver to Bank a Negative Pledge, which Bank is authorized to record in the real estate records of the jurisdiction in which the real estate being acquired is located.  Notwithstanding the foregoing, provided there does not then exist any Event of Default or Unmatured Event of Default, any Lien on, or Negative Pledge with respect to, a particular Financed Asset shall be released by Bank upon the delivery to Bank of a term sheet for a TOB Financing, a TEBS Transaction, or other financing related to the Financed Asset by a financial institution, together with such confirmation as Bank may reasonably require that the Advance made to acquire such Financed Asset will be promptly repaid in full upon closing of such transaction described in the term sheet and such other information regarding the transaction as Bank May reasonably require.  Notwithstanding the release of any individual Financed Asset, the Lien on the Pledged Account and all other Financed Assets, and any Negative Pledge with respect to any other real estate acquired with an Advance, shall remain effective.

(h)Expiration of Commitment.  Bank’s commitment to make Advances under the Revolving Loan shall terminate on the Revolving Loan Maturity Date, if not sooner terminated under other provisions of this Agreement.

(i)Optional Prepayments.   Borrower may prepay the Revolving Loan, in whole or in part, at any time without premium or penalty, together with accrued interest on the principal amount so prepaid at the prepayment date.

(j)Unused Revolving Loan Commitment Fee.  Borrower shall pay to Bank a fee (the “Unused Commitment Fee”) equal to 0.15% (computed on the basis of a 360 day year, actual days elapsed) on the average daily unused amount of the Revolving Loan, which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears within fifteen (15) days after each billing is sent by Bank, which billing will be sent by Bank on a quarterly basis.

(k)Commitment Fee.  A commitment fee of $90,000 shall be due and payable to Bank at the closing of the transaction contemplated by this Agreement.

(l)Administration Fee.  An administration fee of $20,000 shall be due and payable to Bank at the closing of the transaction contemplated by this Agreement.

2.2Late Fees.  If any payment of principal or interest due under the Loan is not paid within five (5) days after the due date, Borrower shall pay a late fee equal to five percent (5%) of the amount of the delinquent payment.

2.3Default Rate.  After the date any payment of principal or interest is due and payable under the Loan (whether on the stated maturity date, upon acceleration, or otherwise), after the date of any Event of Default shall have occurred (and so long as such Event of Default shall be continuing), or as otherwise provided in any Loan Documents, Borrower shall pay, but only to the extent permitted by law, interest (after, as well as before judgment) on such amounts at the Default Rate.

2.4Maximum Rate.  In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under the Loan or any Loan Document exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable thereto.  In the event that such a court determines that Bank has charged or received interest under the Loan or any Loan Document in excess of the highest applicable rate, Bank may apply such excess to any other Obligations then due and payable, whether principal, interest, fees, or otherwise, and shall refund the remainder of such excess interest to Borrower, and such rate shall automatically be reduced to the maximum rate permitted by such law.

2.5Form of Payments.  All payments of principal and interest under the Loan shall be payable in immediately available funds and in lawful money of the United States of America at Bank’s principal office in Des Moines, Iowa or at such other address as may be designated by Bank in writing.  All payments shall be applied first to accrued interest on the Loan and then toward any other sums due under the Loan Documents and then toward principal of the Loan.  Borrower hereby authorizes Bank, if and to the extent payment is not promptly made pursuant to this Agreement, to charge against its accounts with Bank an amount equal to the accrued interest, outstanding principal, and fees from time to time due and payable to Bank under the Loan Documents.

2.6Payment on Non Business Days.  Whenever any payment to be made under the Loan or under any Loan Document shall be stated to be due on a day other than a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest due on the Loan or fees under the Loan Documents, as the case may be.

2.7Additional Costs.

(a)General.  Borrower shall pay directly to Bank from time to time on demand such amounts as Bank may determine to be necessary to compensate Bank for any documented costs incurred by Bank in making or maintaining any the Loan, its obligation to make Advances hereunder, or any reduction in any amount receivable by Bank in respect of any Advances or the Loan (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any regulatory change which (i) changes the basis of taxation of any amounts payable to Bank under the Loan Documents in respect of any Advances or the Loan (other than taxes imposed on the overall net income of Bank by the jurisdiction (or any political subdivision thereof) in which Bank has its principal office or the applicable lending office), (ii) imposes or modifies any reserve, special deposit, deposit insurance or assessment, minimum capital, capital ratio or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of Bank (including the Loan) or (iii) imposes any other condition affecting the Loan or the Loan Documents (or of any such extensions of credit or liabilities).  Bank agrees to give Borrower notice prior to the imposition of any such Additional Costs, provided that the imposition of such costs on Bank is not effected immediately if such immediate imposition can be reasonably avoided by Bank (and if such imposition of costs is effected immediately, Bank shall notify Borrower promptly following such imposition).

(b)Capital Costs.  Without limiting the effect of the foregoing provisions of this Section 2.7 (but without duplication), Borrower shall pay directly to Bank from time to time on request such amounts as Bank may determine to be necessary to compensate Bank for any costs which it determines are attributable to the maintenance of capital by it or any of its Affiliates pursuant to any law or regulation of any jurisdiction or any interpretation, directive or request (whether or not having the force of law and whether in effect on the date of this Agreement or thereafter) of any court, governmental or regulatory authority in respect of the Loan, the Loan Documents or Bank’s obligation to make Advances hereunder (such compensation to include, without limitation, an amount equal to any reduction in return on assets or equity of Bank to a level below that which it could have achieved but for such law, regulation, interpretation, directive or request).  Bank agrees to give Borrower prior notice regarding payment of costs described in this Section 2.7, provided that the imposition of such costs on Bank is not effected immediately if such immediate imposition can be reasonably avoided by Bank (and if such imposition of costs is effected immediately, Bank shall notify Borrower promptly following such imposition).

(c)Determinations, Allocations and Payment on Additional Costs.  Determinations and allocations by Bank for purposes of this Section 2.7 shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

Article 3
CONDITIONS OF LENDING

3.1Conditions Precedent to Effectiveness of Agreement.  As conditions precedent to the effectiveness of this Agreement, Bank shall have received from Borrower all of the following, each dated (unless otherwise indicated) as of the date of this Agreement, in form and substance satisfactory to Bank:

(a)This Agreement and the other Loan Documents, each properly executed on behalf of Borrower, including without limitation the Note, the Security Agreement, and the Control Agreement.

(b)A current Certificate of Good Standing for Borrower from the Secretary of State of the State of Delaware;

(c)A certificate of Borrower’s Authorized Officer as to (i) resolutions of the board managers of the general partner of General Partner then in full force and effect authorizing the execution, delivery, and performance of this Agreement and each other Loan Document to be executed by Borrower; (ii) the incumbency and signatures of Borrower’s Authorized Officers authorized to act with respect to this Agreement and the other Loan Documents to be executed by Borrower (upon which certificate Bank may conclusively rely until it shall have received a further certificate from an Authorized Officer of Borrower cancelling or amending such prior certificate, which further certificate shall be reasonably satisfactory to Bank); and (iii) copies of Borrower’s Organizational Documents certified by the Secretary of State of the State of Delaware on a date reasonably acceptable to Bank;

(d)An opinion of counsel to Borrower in form acceptable to Bank addressing such matters as Bank may require;

(e)Acceptable evidence (including certificates, copies of policies, and/or an appropriate letter from Borrower’s insurance brokers or underwriters) that all insurance  policies, coverages, and riders required pursuant to this Agreement are in effect;

(f)Bank shall have received payment of the commitment fee and administration fee due in connection with the Loan;

(g)Lien, tax, judgment, bankruptcy, and such similar searches as required by Bank and that are satisfactory to Bank;

(h)Certified copies of Uniform Commercial Code search reports dated a date reasonably near to the date of this Agreement, listing all effective financing statements which name Borrower (under its present name and any previous names) as debtors, together with copies of such financing statements, all of which shall disclose no Liens unacceptable to Bank and which shall otherwise be acceptable to Bank;

(i)Borrower shall have paid all out-of-pocket costs and expenses, including without limitation, Attorney Costs and expenses, incurred by Bank in connection this Agreement and the Loan Documents and all related documentation, recording, or filing fees; and

(j)Such other documents, instruments or agreements from Borrower as may be reasonably requested by Bank.

3.2Further Conditions Precedent to All Advances.  The initial Advance and all subsequent Advances under the Revolving Loan shall be subject to the further conditions precedent that: (i) if applicable, Borrower shall have provided confirmation reasonably satisfactory to Bank that the Financed Asset being acquired by the Advance is being deposited in or credited to the Pledged Account simultaneously with Borrower’s acquisition of the Financed Asset (and with confirmation from Securities Intermediary of the deposit or credit of such Financed Asset to the Pledged Account to be provided prior to the end of the Business Day on which the Advance is made), and (ii) Borrower shall have delivered such additional Collateral Documents, if any, as Bank may require with respect to the Financed Asset (if not real estate) or that Borrower shall have delivered a Negative Pledge with respect to the Financed Asset (if real estate).  In addition, all Advances shall be further subject to the additional conditions precedent that on the date of each Advance (and delivery of a Request for Advance shall constitute a renewed representation and warranty by Borrower that):

(a)The representations and warranties contained in Article 4 and the other Loan Documents are true and correct on and as of the date of such Advance as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date; and

(b)no Unmatured Event of Default or Event of Default exists under this Agreement or any other Loan Document.

3.3Other Documents.  Borrower shall furnish such information and execute such other documents or undertake any other acts as may be reasonably necessary to create, attach, perfect, and maintain the security interests and Liens contemplated by this Agreement, the other Loan Documents, or as otherwise reasonably requested by Bank from time to time.

Article 4
REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to Bank as follows:

4.1Company Existence.  Borrower is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware and is duly licensed and qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it make such licensing or qualification necessary.  Borrower has all requisite power and authority to conduct its business, to own, lease, pledge, mortgage, or otherwise encumber its properties, and to execute and deliver this Agreement and the other Loan Documents to be executed and delivered by it hereunder and thereunder and to perform all of its obligations under all such documents.  Borrower is duly qualified to conduct business in each jurisdiction where, because of the nature of its activities or properties, such qualification is required, except for such jurisdictions where the failure to so qualify would not have a Material Adverse Effect.  Borrower has all requisite power and authority to carry on its business as now being conducted and as proposed to be conducted.

4.2Capitalization.  All issued and outstanding Capital Interests of Borrower are duly authorized and validly issued, fully paid, non-assessable, and free and clear of all Liens, and the Capital Interests of Borrower were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

4.3Authorization of Borrowing, No Conflict as to Law or Agreements with Respect to Borrower.  The execution, delivery and performance by Borrower of this Agreement and the other Loan Documents to be executed and delivered by it hereunder and thereunder and to perform all of its obligations under all such documents and the borrowings from time to time hereunder have been duly authorized by all necessary action and do not and will not (a) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which Borrower is a party or by which it or its properties may be bound or affected, (b) result in, or require, the creation or imposition of any Lien (other than under the Collateral Documents) upon or with respect to any of the properties now owned or hereafter acquired by Borrower, or (c) contravene Borrower’s Organizational Documents.

4.4Legal Agreements of Borrower.  This Agreement and the other Loan Documents, when executed and delivered by Borrower, constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject to applicable bankruptcy, insolvency reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

4.5Financial Statements.  All financial statements concerning Borrower delivered to Bank (including in each case any related schedules and notes) present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of Borrower as at the dates of such financial statements and the results of operations and changes in financial position for the periods provided therein.  There has been no material change in the business, properties or condition (financial or otherwise) of Borrower from that reflected by such financial information and in the schedules and notes thereto other than changes in the ordinary course of business, the effect of which have not been adverse to Borrower.

4.6Adverse Change.  There has been no material adverse change in the business, properties or conditions (financial or otherwise) of Borrower or the business conducted by Borrower since the date of the latest financial statements referred to in Section 4.5 hereof.

4.7Litigation.  There are no actions, suits or proceedings pending, or to the knowledge of Borrower, threatened against or affecting Borrower, or the properties of Borrower before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if, determined adversely would have a Material Adverse Effect.

4.8Taxes.  Borrower has timely filed all Tax returns and reports required by law to have been filed by it and has paid all Taxes and governmental charges due and payable with respect to such returns, except any such Taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.  Borrower has made adequate reserves on its books and records in accordance with GAAP for all taxes that have accrued but which are not yet due and payable.  Borrower has not participated in any transaction that relates to a year of the taxpayer (which is still open under the applicable statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) (irrespective of the date when the transaction was entered into).

4.9Insurance.  Borrower and its properties are insured with financially sound and reputable insurance companies which are not Affiliates of Borrower, in such amounts, with such deductibles, and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where Borrower operates.

4.10Use of Proceeds; Margin Stock.  The proceeds of the Loan shall be used for the purposes described in Article 2 and no part of the proceeds of the Loan will be used to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock as defined by Federal Reserve regulations or to extend credit to others for the purpose of purchasing or carrying any margin stock.  Without limiting the generality of the foregoing, Borrower shall not use any Advance for funding of any redemption of, or any distribution, dividend, or similar payment to any holder of, any of Borrower’s Series A Units.

4.11Investment Company Act.  Borrower is not a registered “investment company” or a company “controlled” by a registered “investment company” nor a “subsidiary” of a registered “investment company,” within the meaning of the Investment Company Act of 1940, as amended, and the transactions contemplated by this Agreement do not and will not in any manner violate, and are not and will not be prohibited by, the Investment Company Act of 1940.

4.12Utility Regulation.  Borrower is not a “holding company”, or a “subsidiary company” of a “holding company,” nor an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935.

4.13Pension Plans.  Borrower has no Pension Plans and is not a member of any Multiemployer Pension Plan.

4.14Environmental Matters.  Borrower is in compliance in all material respects with all existing applicable Environmental Laws and, to the knowledge of Borrower, there are no existing facts, circumstances or conditions under any existing Environmental Law, in each case which could, individually or in the aggregate with all other circumstances or conditions, reasonably be expected to result in a Material Adverse Effect or result in an Environmental Claim.

4.15Solvency.  Borrower is Solvent and upon consummation of the transactions contemplated by this Agreement, Borrower will be Solvent.

4.16Compliance With Anti-Terrorism Laws.  Borrower warrants, represents and covenants that neither Borrower nor any of its Affiliates is or will be an entity or person listed on the Specifically Designated National and Blocked Persons List or other similar lists maintained by OFAC, the Department of Treasury, or included in any Executive Orders (any and all parties or persons described in such lists are herein referred to as “Prohibited Persons”).  Borrower covenants and agrees that neither Borrower nor any of its Affiliates will (a) conduct any business, nor engage in any transaction or dealing with any Prohibited Person, including, but not limited to, the making or receiving of funds, goods, or services to or for the benefit of a Prohibited Person, or (b) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the foreign asset control regulations of OFAC, any enabling statute or Executive Order relating thereto, or any applicable Bank Secrecy Act law or regulation, as amended, or any other Anti-Terrorism Laws.  Borrower covenants and agrees to deliver from time to time to Bank any such certification or other evidence as may be requested by Bank in its sole and absolute discretion, confirming that Borrower has fully complied with its representations and covenants made in this paragraph.

4.17Information.  All information heretofore or contemporaneously herewith furnished in writing by Borrower to Bank for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of Borrower to Bank pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by Bank that any projections and forecasts provided by Borrower are based on good faith estimates and assumptions believed by Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results).

Article 5
AFFIRMATIVE COVENANTS

Borrower covenants and agrees that, until the Obligations are paid in full or otherwise fully performed, and Bank’s commitment hereunder is terminated, unless specifically waived in writing by Bank, Borrower shall:

5.1Financial Reporting. Deliver to Bank the following financial statements and other information:

(a)Not later than 120 days after and as of the end of each Fiscal Year, an audited financial statement of Borrower, prepared by a certified public accounting firm registered and in good standing with the Public Company Accounting Oversight Board and otherwise qualified to provide auditing services to public companies, to include a balance sheet, income statement, statement of cash flows, and all supporting schedules and footnotes;

(b)Not later than 45 days after the end of each Fiscal Quarter ending March 31, June 30, and September 30, and not later than 120 days after the end of each quarter ending December 31, Borrower’s Form 10-Q or Form 10-K form, as applicable, which Form 10-Q or Form 10-K shall contain a report regarding valuation of, and other information regarding, Borrower’s assets, including without limitation supporting information for the valuation of, and project details regarding, each Vantage Asset, and detail regarding any asset that has been re-classified from one asset class to another;

(c)Not later than 45 days after the end of each Fiscal Quarter an origination tracker report;

(d)Contemporaneously with the furnishing of a copy of each Form 10-Q or Form 10-K required hereby, a duly completed Compliance Certificate, with appropriate insertions, signed by an Authorized Officer of Borrower, containing (i) a certification that said Form 10-Q or Form 10-K is accurate, (ii) a computation of the leverage ratio set forth in Section 5.3; and (iii) a certification that there does not then exist any Event of Default or Unmatured Event of Default; and

(e)Such additional information regarding the financial condition of Borrower as Bank may reasonably require from time to time.

5.2Notices.  Immediately provide written notice to Bank:

(a)Promptly after becoming aware of the commencement thereof, notice in writing of all litigation not covered by adequate insurance or where the amount involved is in excess of $1,000,000 per matter or $1,000,000 in the aggregate within one year or seeking injunctive relief, and of all proceedings before any governmental or regulatory agency affecting Borrower;

(b)Following the occurrence of any event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect; and

(c)As promptly as practicable (but in any event not later than 5 calendar days) after Borrower obtains knowledge of the occurrence of any event which constitutes an Unmatured Event of Default or Event of Default under this Agreement or any other Loan Document, notice of such occurrence, together with a detailed statement by an officer of Borrower of the steps being taken by Borrower to cure the Unmatured Event of Default or Event of Default, together with a detailed statement by an Authorized Officer of Borrower of the steps being taken by Borrower to cure the situation.

5.3Financial Covenants.  Maintain Borrower’s financial condition (on a consolidated basis with any Subsidiaries) as follows using GAAP consistently applied and used consistently with prior practices, with compliance determined on a quarterly basis commencing with Borrower’s financial statements for the Fiscal Quarter ending June 30, 2021:

(a)Leverage Ratio.  The ratio of Borrower’s Senior Debt to Borrower’s Market Value of Assets shall not exceed 75%.

5.4Books and Records; Inspections.  Keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit Bank, or any representative of Bank, to inspect the properties and operations of Borrower; and permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), Bank, or any representative of Bank, to visit any or all of its offices, to discuss its financial matters with its officers and, during the occurrence of an uncured Event of Default, its independent auditors (and, during the continuance of an uncured Event of Default, Borrower hereby authorizes such independent auditors to discuss such financial matters with Bank or any representative thereof), and to examine (and, photocopy extracts from) any of its books or other records; and permit, Bank and its representatives to inspect the inventory and other tangible assets of Borrower, to perform appraisals of the equipment of Borrower, and to inspect, audit, check and make copies of and extracts from the books, records, computer data, computer programs, journals, orders, receipts, correspondence and other data relating to any Collateral.  All such inspections or audits by Bank or its representatives shall be at Borrower’s expense.

5.5Insurance.  (a) Keep all of its properties fully insured at all times with responsible insurance carriers satisfactory to Bank against loss or damage by fire and other hazards, (b) maintain adequate insurance at all times with responsible insurance carriers satisfactory to Bank against liability on account of damage to persons and property and under all applicable workers’ compensation laws, and (c) maintain adequate insurance covering other risks as Bank may reasonably request, and in case of (a)-(c), with responsible insurance carriers satisfactory to Bank.  With respect to any Financed Asset constituting real estate, Bank shall be named as loss payee on the corresponding hazard insurance policy and an additional insured on the corresponding liability policy and such policies shall be payable to Bank and Borrower as their interests appear.  With respect to any Financed Asset constituting real estate, such policies shall not be cancelable without the giving of thirty (30) days prior written notice to Bank nor shall any act or omission by Borrower invalidate the obligation of the insurer to Bank.  All recoveries under any such policy of insurance with respect to a Financed Asset constituting real estate shall be applied first to the payment of interest due on unpaid principal of the Loan and the remainder shall be applied to the prepayment of installments of principal in the inverse order of their maturities pursuant to the Note.  For purposes of this Section 5.5, insurance shall be deemed adequate if the same is not less extensive in coverage and amount than is customarily maintained by other businesses engaged in the same or similar business similarly situated.  Borrower shall, from time to time upon request of Bank, promptly furnish or cause to be furnished to Bank evidence, in form and substance satisfactory to Bank, of the maintenance of all insurance required by this Section 5.5 to be maintained by Borrower, including, but not limited to such originals or copies as Bank may request of policies, certificates of insurance, riders and endorsements relating to such insurance and proof of premium payments.

5.6Properties In Good Condition; Maintenance Of Business.  Keep its properties in good repair, working order and condition and, from time to time, make all necessary and proper repairs, renewals, replacements, additions and improvements thereto, so that the business carried on may be properly and advantageously conducted at all times in accordance with prudent business management.  Borrower will continue its business and maintain its existence and right to transact the business in which it is engaged in good standing.

5.7Taxes And Claims.  Duly pay and discharge (a) all taxes, assessments and governmental levies and charges upon or against it or its properties or assets prior to the date on which penalties attach thereto, unless and to the extent that such taxes are being diligently contested in good faith and by appropriate proceedings and appropriate reserves therefor have been established, and, if requested by Bank, indemnity satisfactory to Bank has been furnished by Borrower to Bank; and, upon request of Bank, Borrower shall furnish or cause to be furnished to Bank copies of all tax bills or assessments evidencing payment of the amounts due thereunder; and (b) all lawful claims, whether for labor, materials, supplies, services or anything else which might or could, if unpaid, become a lien or charge upon the properties or assets of Borrower, unless and to the extent only that the same are being diligently contested in good faith and by appropriate proceedings and appropriate reserves there for have been established, and, if requested by Bank, indemnity satisfactory to Bank has been furnished by Borrower to Bank.

5.8Further Assurances.  Duly execute and deliver at its cost and expense, upon request of Bank, or cause to be duly executed and delivered, to Bank such further instruments, and do and cause to be done such further reasonable acts as may be necessary or proper in the opinion of Bank, to carry out the provisions and purposes of this Agreement.

5.9Business Records.  Maintain, at all times, true and complete books, records and accounts in which true and correct entries shall be made of its transactions in accordance with GAAP consistently applied, and consistent with the financial reporting requirements set forth in Section 5.1.

5.10Solvency.  Continue to be Solvent.

5.11Accountants.  Give Bank prompt notice of any change of Borrower’s independent certified public accountant and a statement of the reasons for such change.  Borrower must at all times utilize an independent certified public accountant of nationally-recognized standing or otherwise acceptable to Bank.

5.12Compliance With Laws.  Comply with the requirements of all applicable laws and regulations, including without limitation, all Anti-Terrorism Laws.

5.13Pledged Account.  Cause each Financed Asset (other than real estate) to be duly deposited in, or credited to, the Pledged Account simultaneously with Borrower’s acquisition of each such Financed Asset, and thereafter cause each such Financed Asset to be continuously maintained in the Pledged Account until any release of such Financed Asset from Bank’s Lien as set forth in Section 2.1(g) hereof.

5.14Deposit Accounts.  Maintain the Operating Account at Bank.

5.15TOB or Other Takeout Financing.  Maintain at all times a financing facility with a lender to facilitate TOB Financings, TEBS Transactions, or other refinance options for Financed Assets.

5.16Pay Indebtedness To Bank And Perform Other Covenants.  Borrower shall (a) make full and timely payment of the principal and interest due on the Loans and any other indebtedness of Borrower to Bank under the Loan Documents, whether now existing or hereafter arising and whether direct, indirect, contingent, liquidated or unliquidated, and (b) duly comply with all the terms and covenants contained in each of the Loan Documents that are required to be performed by Borrower, all at the times and places and in the manner set forth therein.

Article 6
NEGATIVE COVENANTS

Borrower covenants and agrees that, until the Obligations are paid in full or otherwise fully performed, and Bank’s commitment hereunder is terminated, unless specifically waived in writing or consented to by Bank, Borrower shall not:

6.1Limitation on Liens.  Create or permit to exist any Lien on any Financed Assets (whether now owned or hereafter acquired), except for the following (collectively, the “Permitted Liens”):

(a)Liens described on Schedule 6.1 attached hereto;

(b)Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which Borrower maintains adequate reserves;

(c)Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens in the form of deposits or pledges incurred in connection with worker’s compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any advances or borrowed money or the deferred purchase price of property or services and, in each case, for which it maintains adequate reserves;

(d)(i) Liens arising in connection with Capital Leases (and attaching only to the property being leased), (ii) Liens existing on property at the time of the acquisition thereof by Borrower (and not created in contemplation of such acquisition) and (iii) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 20 days of the acquisition thereof and attaches solely to the property so acquired;

(e)Attachments, appeal bonds, nonappealable judgments and other similar Liens, for sums not exceeding $1,000,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(f)Easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of Borrower; and

(g)Liens arising under the Collateral Documents.

6.2Indebtedness.  Create, incur, assume or suffer to exist, contingently or otherwise, any Debt except:

(a)Debt described in Schedule 6.2 attached hereto (the “Permitted Debt”);

(b)Debt of Borrower under this Agreement;

(c)Debt arising by reason of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(d)Unsecured Current Liabilities incurred in the ordinary course of business other than those which are for money borrowed or are evidenced by bonds, debentures, notes or other similar instrument; and

(e)Debt (not overdue) secured by mortgages, liens, or security interests permitted by Section 6.1 hereof.

6.3Restricted Payments.  Declare, pay or make any Distributions to any owners of Capital Interests of Borrower or set aside funds for any Distribution in excess of $0.50 per unit or share in any Fiscal Year, or redeem, retire, repurchase, or otherwise acquire any shares of any class of Borrower’s Capital Interests now or hereafter outstanding (other than mandatory redemptions of Preferred Units in accordance with the terms of Borrower’s Organizational Documents, and other than purchases or redemptions, not exceeding $4,000,000 in any Fiscal Year, acquired by Borrower for the purpose of grant or award as part of its equity incentive compensation program in the ordinary course of business and consistent with past practices).

6.4Governing Documents.  Amend the Organizational Documents of Borrower, or liquidate, dissolve, or otherwise alter the form of Borrower.

6.5Mergers, Consolidations, Sales.  (a) be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any Capital Interests of any class of, or any partnership or joint venture interest in, any other Person, (b) sell, transfer, convey or lease all or any substantial part of its assets or Capital Interests (including the sale of Capital Interests of any Subsidiary) except (i) dispositions of obsolete, surplus or worn out property in the ordinary course of business, and (ii) dispositions of investments in the ordinary course of business at fair market value, or (c) sell or assign with or without recourse any receivables, except for (i) any such merger, consolidation, sale, transfer, conveyance, lease or assignment of or by any wholly-owned Subsidiary into Borrower or into any other domestic wholly-owned Subsidiary or (ii) any such purchase or other acquisition by Borrower or any domestic wholly-owned Subsidiary of the assets or Capital Interests of any wholly-owned Subsidiary.

6.6Transactions with Affiliates.  Enter into or permit to exist any transaction or series of transactions with any officer, director or Affiliate of such Person other than (a) normal and reasonable compensation and reimbursement of expenses of officers and directors and (b) except as otherwise specifically limited in this Agreement, other transactions which are entered into in the ordinary course of such Person’s business on terms and conditions no less favorable to such Person as would be obtainable by it in a comparable arms length transaction with a Person other than an officer, director or Affiliate.

6.7Change of Business.  Engage in any line of business other than the businesses engaged in by Borrower on the date hereof and businesses reasonably related thereto.

6.8Change of Accounting Practices.  Change its present accounting principles or practices in any material respect, except upon prior written notice to Bank or as may be required or permitted by changes in GAAP.

6.9Preferred Units.  Use any Advance for funding of any redemption of, or any distribution, dividend, or similar payment to any holder of, any of Borrower’s Preferred Units; amend its Organizational Documents or any other agreements governing the Preferred Units, without providing Bank with written notice thereof (along with copies of all proposed amended agreements) at least thirty (30) days prior to the adoption of any such amendment; issue any additional Preferred Units without providing written notice to Bank at least fourteen (14) days prior to any such issuance; nor redeem any of the Series A Units without providing written notice to Bank at least one hundred fifty (150) days prior to any such redemption.

Article 7
DEFAULT AND ENFORCEMENT

7.1Default.  Each of the following events shall constitute an event of default hereunder (an “Event of Default”), irrespective of whether such Event of Default shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)Default in the due and punctual payment of any principal or interest under the Loan or any other fee or monetary obligation under any Loan Document within ten (10) days of when the same shall become due and payable, whether at maturity or by acceleration or otherwise;

(b)Borrower shall at any time fail to comply with Section 4.1 or Section 4.9 of this Agreement or any Section of Article 5 or Article 6 of this Agreement;

(c)Default in the performance or observance of any covenant, agreement, or provisions contained in this Agreement and not described in Section 7.1(a) or Section 7.1(b), or in any other Loan Document, and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from delivery of written notice from Bank;

(d)Any Loan Document shall terminate or become void or unenforceable without the written consent of Bank;

(e)Any representation or warranty or any other statement of fact herein or in any writing, certificate, report or statement at any time furnished to Bank pursuant to or in connection with this Agreement, the Loan Documents or otherwise, shall be false or materially misleading;

(f)Borrower shall admit in writing its inability to pay its debts generally as they become due; file a petition in bankruptcy or petition to take advantage of any insolvency act; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property; or file a petition or answer seeking reorganization or arrangement or similar relief under the Bankruptcy Code;

(g)Borrower shall be adjudged bankrupt; or a court of competent jurisdiction shall enter an order, judgment or decree appointing a receiver, trustee, liquidator or conservator of Borrower or of the whole or any substantial part of its assets, or approve a petition filed against Borrower seeking reorganization or similar relief under the Bankruptcy Code; or if, under the Bankruptcy Code, a court of competent jurisdiction shall assume custody or control of Borrower or of the whole or any substantial part of its assets; or if there is commenced against Borrower any petition or proceeding under the Bankruptcy Code such proceeding or petition remains undismissed for a period of thirty (30) days; or if Borrower by any act indicated its consent to, approval of or acquiescence in any such proceeding or petition;

(h)A final judgment which, with other outstanding final judgments against Borrower, exceeds an aggregate of $2,000,000, shall be rendered against Borrower and within thirty (30) days after entry thereof the judgment shall not have been discharged or execution thereof stayed pending appeal, or if within thirty (30) days after the expiration of any such stay, such judgment shall not have been discharged;

(i)Debt of Borrower (other than under this Agreement, and including without limitation any Debt of Borrower to Mizuho Capital Markets LLC or any of its affiliates and any Debt of Borrower to BankUnited, N.A. or any of its Affiliates) shall be accelerated, or Borrower shall fail to pay any such Debt when due (after the lapse of any applicable grace period) or, in the case of such Debt payable on demand, when demanded (after the lapse of any applicable grace period), or any defined event of default shall occur under any agreements relating to such Debt, or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such Debt or any trustee or other Person acting on behalf of such holder to cause, such Debt to become due prior to its stated maturity or to realize upon any collateral given as security therefor in excess of $2,000,000.

(j)Default by Borrower under any indenture, mortgage, loan agreement, note, deed of trust, agreement or other instrument to which it or any of its properties is a party or by which it is bound, or failure by Borrower in the due performance of any covenant contained in any such document;

(k)This Agreement or any security or any other document delivered in connection with this Agreement shall at any time for any reason cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability of any thereof shall be contested by Borrower or any other obligor thereunder, or the transactions completed or contemplated hereunder shall be contested by Borrower or any Guarantor, or if Borrower or any Guarantor shall deny that it has any or further liability or obligation under this Agreement or any Loan Document to which it is a party; or

(l)A Change of Control shall have occurred.

7.2Remedies.  Upon the occurrence of an Event of Default:

(a)Bank may, by notice to Borrower, declare its commitment to make further Advances to be terminated, whereupon the same shall forthwith terminate;

(b)Bank may, by notice to Borrower, declare the Obligations to be forthwith due and payable, whereupon all Obligations shall become and be forthwith due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which Borrower hereby expressly waives;

(c)Bank may, without notice to Borrower and without further action, apply any and all money owing by Bank to Borrower to the payment of the Obligations;

(d)Bank may exercise and enforce any and all rights and remedies available upon default to a secured party under the Uniform Commercial Code, including the right to take possession of Collateral, or any evidence thereof, proceeding without judicial process or by judicial process (without a prior hearing or notice thereof, which Borrower hereby expressly waives) and the right to sell, lease or otherwise dispose of any or all of the Collateral (with or without giving any warranties as to the Collateral, title to the Collateral or similar warranties), and, in connection therewith, Borrower will on demand assemble the Collateral and make it available to Bank at a place to be designated by Bank which is reasonably convenient to both parties;

(e)Bank may exercise and enforce its rights and remedies under the Loan Documents;

(f)Bank may without regard to any waste, adequacy of the security or solvency of Borrower, apply for the appointment of a receiver of the Collateral, to which appointment Borrower hereby consents, whether or not foreclosure proceedings have been commenced under the Collateral Documents and whether or not a foreclosure sale has occurred; and

(g)Bank may exercise any other rights and remedies available to it by law or agreement.

Article 8
MISCELLANEOUS

8.1Multiple Borrowers.  In the event that more than one borrower is a party to this Agreement, the liability and obligations of each borrower under this Agreement are primary, joint and several and independent of the obligations of any and every other borrower, and a separate action or actions may be brought and executed against any one or more borrower, whether or not such action is brought against any other borrower and whether or not any other borrower be joined in such action or actions.  Notwithstanding the foregoing, this Agreement shall continue with respect to all other borrowers in accordance with the provisions of this Agreement, until Lender gives written notice of the full and final satisfaction of the Obligations as more fully set forth herein.

8.2Construction.  Unless the context clearly indicates a contrary intent or unless otherwise specifically provided herein, words used in this Agreement may be used interchangeably in singular or plural form.  Wherever pursuant to this Agreement it is provided that Borrower shall pay any costs and expenses, such costs and expenses shall include, but not be limited to, Attorney Costs.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa.  All references to sections, subsections, paragraphs, schedules and exhibits are to sections, subsections, paragraphs, schedules and exhibits in or to this Agreement unless otherwise specified.  Any schedules and exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same force and effect as if set forth in the body hereof. The headings and captions of various Articles and Sections of this Agreement are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.  Unless otherwise specified, the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The words “includes”, “including” and similar terms shall be construed as if followed by the words “without limitation”.  Whenever in this Agreement any consent, approval, determination or decision of Bank is to be made by Bank, or any matter is to be satisfactory to Bank, then unless expressly provided to the contrary, such provision shall be deemed to mean that such consent, approval, determination or decision of Bank or determination whether a matter is satisfactory shall be made by Bank in its sole and absolute discretion for any or no reason and shall be final and conclusive.  In the event that a claim or adjudication is made that Bank or its agents have acted unreasonably or unreasonably delayed (or refrained from) acting in any case where, by law or under this Agreement or the other Loan Documents, Bank or its agent, as the case may be, has an obligation to act reasonably or promptly, neither Bank nor its agents shall be liable for any monetary damages.  Any reference in this Agreement or in any other Loan Document to any Loan Document shall be deemed to include references to such documents as the same may hereafter be amended, modified, supplemented, extended, replaced and/or restated from time to time (and, in the case of any note or other instrument, to any instrument issued in exchange, renewal or substitution therefor).  The parties hereto acknowledge that they were represented by counsel in connection with negotiation and drafting of this Agreement and that this Agreement shall not be subject to the principle of construing its meaning against the party which drafted same.

8.3Power of Attorney.  Borrower does hereby make, constitute, and irrevocably appoints Bank, its successors and assigns, Borrower’s true and lawful attorney-in-fact coupled with an interest, in Borrower’s name, place, and stead, or otherwise, upon an Event of Default which remains uncured as described above and during the continuance thereof, to do and perform all and every act and thing whatsoever which may be necessary or proper to receive and enforce performance under this Agreement and the other Loan Documents, and to carry out and to give effect to this assignment and the powers herein granted, as fully and to all intents and purposes as Borrower might or could do in the premises, including, but not limited to:

(a)To do all acts and to execute, acknowledge, obtain, and deliver any and all instruments, documents, items, or things necessary, proper, or required as a term, condition, or provision of this Agreement and the other Loan Documents;

(b)To give any notices, instructions, or other communications in connection with this Agreement and the other Loan Documents;

(c)To demand and receive all performance due under or with respect to this Agreement and the other Loan Documents and to take all lawful action for the enforcement thereof and to compromise and settle any claim or cause of action of Borrower arising from or related to this Agreement and the other Loan Documents and give acquittances and other sufficient discharges relating thereto; and

(d)To file any claim or proceeding or to take any other action, either in its own name or in that of its nominee, or in the name of Borrower, or otherwise, to enforce the performance due under or related to this Agreement and the other Loan Documents or protect and preserve the right, title, and interest of Bank hereunder.

This power of attorney is given in fulfillment of a condition precedent to disbursement of funds under this Agreement, and is for the benefit and protection of Bank, its successors and assigns.  This power of attorney shall not impose upon Bank the obligation that it is for the benefit and protection of any other persons. The power of attorney given herein, subject to the occurrence of an Event of Default, is a power coupled with an interest and shall be irrevocable until all of the Obligations are satisfied in full.  Bank shall have no obligation to exercise any of the foregoing rights and powers in any event.

8.4Non-Waiver.  Waiver of or acquiescence by Bank in any default by Borrower, or failure of Bank to insist upon strict performance by Borrower of any warranties, agreements or other obligations contained in this Agreement shall not constitute a waiver of any subsequent or other default, failure or waiver of strict performance, whether similar or dissimilar.

8.5Modifications.  No modification of any provision of this Agreement, no approvals required from Bank and no consent by Bank to any departure therefrom by Borrower shall be effective unless such modification, approval or consent shall be in writing and signed by a duly authorized officer of Bank, and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing.  No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances.

8.6Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.7Notices.  All notices and other communications provided for herein shall, unless otherwise stated herein, be in writing and shall be personally delivered or sent by certified mail, postage prepaid, by prepaid overnight nationally recognized courier, or by facsimile, to the intended party at the address or facsimile number of such party set forth as follows:

If to Bank:

Bankers Trust Company

14301 FNB Parkway, Suite 200

Omaha, Nebraska 68154

Attention: Donald M. Shiu, Senior Vice President

If to Borrower:

America First Multifamily Investors, L.P.

14301 FNB Parkway, Suite 211

Omaha, Nebraska 68154

Attention: Jesse Coury, Chief Financial Officer

or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto.  All such notices and communications shall be effective (a) if personally delivered, when delivered, (b) if sent by certified mail, three Business Days after having been deposited in the mail, postage prepaid, (c) if sent by overnight courier, one Business Day after having been given to such courier, or (d) if transmitted by facsimile, when sent.

8.8Rights and Remedies Cumulative.  The rights and remedies of Bank under this Agreement are cumulative and are not in lieu of, but are in addition to any other rights or remedies which Bank shall have under this Agreement or any other Loan Document, or at law or in equity.  No course of dealing between Bank and Borrower or any failure or delay on the part of Bank in exercising any rights or remedies hereunder shall operate as a waiver of any rights or remedies of Bank and no single or partial exercise of any rights or remedies hereunder shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder.

8.9Costs of Enforcement.  In the event that Bank shall retain or engage an attorney or attorneys to collect or enforce or protect its interests with respect to this Agreement or any other Loan Document, including the representation of Bank in connection with any bankruptcy, reorganization, receivership or any other action affecting creditor’s rights, and regardless of whether a suit or action is commenced, Borrower shall pay all of the costs and expenses of such collection, enforcement or protection, including Attorney Costs, and Bank may take judgment for all such amounts.  All such costs and expenses shall bear interest at the Default Rate if not paid by Borrower immediately upon demand from Bank.

8.10Assignment.  Borrower may not sell, assign or transfer any interest in this Agreement or the Loan Documents, or any portion thereof, including, without limitation, Borrower’s rights, title, interests, remedies, powers and duties hereunder under the Loan Documents without Bank’s written consent.  Borrower hereby consents to Bank’s participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of the Loan, or of any portion thereof, including, without limitation, Bank’s rights, title, interests, remedies, powers and duties hereunder or under the Loan Documents.

8.11Fees and Expenses.  Borrower shall pay all out-of-pocket costs and expenses, including without limitation, Attorney Costs, incurred by Bank in connection this Agreement and any document or instrument delivered pursuant to or in connection with this Agreement and all related documentation, recording or filing fees.  Borrower shall also pay all like costs and expenses incurred by Bank (including Attorney Costs) in connection with the preparation of any amendments, waivers, renewals or modifications of or made pursuant to this Agreement or any document or instrument delivered pursuant to or in connection with this Agreement and all other related documentation.  All such costs and expenses shall bear interest at the Default Rate if not paid by Borrower immediately upon demand from Bank.

8.12Captions.  The captions of the various sections and paragraphs of this Agreement have been inserted only for the purposes of convenience; such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

8.13Reinstatement of Obligations.  If at any time any payments on the Loans or any other indebtedness or liabilities owed to Bank theretofore made by Borrower or any other Person must be disgorged by Bank for any reason whatsoever (including, without limitation, the insolvency, bankruptcy or reorganization of Borrower or other Person), this Agreement the other Loan Documents shall be reinstated as to all disgorged payments as though such payment had not been made, and Borrower shall sign and deliver to Bank all documents and things necessary to reperfect any terminated Collateral Documents or Liens thereunder.

8.14Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  An electronic transmission or facsimile of this Agreement shall be deemed an original and shall be admissible as evidence of the document and the signer’s execution.

8.15PATRIOT Act and Anti-Terrorism Laws.  Bank hereby notifies Borrower that pursuant to the requirements of the PATRIOT Act or any other Anti-Terrorism Laws, Bank is required to obtain, verify, and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with the PATRIOT Act or such Anti-Terrorism Laws.

8.16Governing Law and Consent to Forum.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF IOWA WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.  BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY STATE COURT LOCATED WITHIN POLK COUNTY, IOWA OR FEDERAL COURT IN THE SOUTHERN DISTRICT OF IOWA. BORROWER WAIVES ANY OBJECTION TO JURISDICTION AND VENUE OF ANY ACTION INSTITUTED AGAINST IT AS PROVIDED HEREIN AND AGREES NOT TO ASSERT ANY DEFENSE BASED ON LACK OF JURISDICTION OR VENUE.  BORROWER FURTHER AGREES NOT TO ASSERT AGAINST BANK (EXCEPT BY WAY OF A DEFENSE OR COUNTERCLAIM IN A PROCEEDING INITIATED BY BANK) ANY CLAIM OR OTHER ASSERTION OF LIABILITY WITH RESPECT TO THIS AGREEMENT, BANK’S CONDUCT OR OTHERWISE IN ANY JURISDICTION OTHER THAN THE FOREGOING JURISDICTIONS.

8.17Waiver of Jury Trial.  BORROWER HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY (WHICH BANK ALSO WAIVES) IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OBLIGATIONS OF BORROWER HEREUNDER OR BANK’S CONDUCT IN RESPECT OF ANY OF THE FOREGOING.

8.18Conflicts with Loan Documents.  In the event of a conflict between the provisions of this Agreement and any of the other Loan Documents or Collateral Documents, the terms and provisions which provide the Bank the broadest rights shall be controlling.

8.19Credit Agreement in Writing.  READ BEFORE SIGNING, THE TERMS OF THIS AGREEMENT SHOULD BE READ CAREFULLY BECAUSE ONLY THOSE TERMS IN WRITING ARE ENFORCEABLE.  NO OTHER TERMS OR ORAL PROMISES NOT CONTAINED IN THIS WRITTEN AGREEMENT MAY BE LEGALLY ENFORCED.  YOU MAY CHANGE THE TERMS OF THIS AGREEMENT ONLY BY ANOTHER WRITTEN AGREEMENT.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

America First Multifamily Investors, L.P., a Delaware limited partnership

By: /s/ Jesse A. Coury

Its: Chief Financial Officer

Bankers Trust Company

By: /s/ Donald M. Shiu

Its: Senior Vice President